Exhibit Ex-28.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2016, relating to the financial statements and financial highlights of Summit Water Infrastructure Multifactor ETF, a series of Elevation ETF Trust, for the period ended October 31, 2016, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cleveland, Ohio
February 24, 2017